Exhibit 99.1

Ellington Financial LLC Reports Second Quarter 2016 Results
OLD GREENWICH, Connecticut—August 4, 2016
Ellington Financial LLC (NYSE: EFC) today reported financial results for the quarter ended June 30, 2016.
Highlights

•
Net increase (decrease) in shareholders' equity resulting from operations ("net income (loss)") for the second quarter was $5.0 million, or $0.15 per basic and diluted share, as compared to net loss of $(23.2) million, or $(0.69) per basic and diluted share, for the quarter ended March 31, 2016.

•
Book value per share as of June 30, 2016 was $20.31 on a diluted basis, after payment of a quarterly dividend in the second quarter of $0.50 per share, as compared to book value per share of $20.63 on a diluted basis as of March 31, 2016.

•	Our Credit strategy generated gross income of $6.8 million for the quarter ended June 30, 2016.

•	Our Agency strategy generated gross income of $3.2 million for the quarter ended June 30, 2016.

•	During the second quarter and thereafter through August 3, 2016, we repurchased approximately 330,000 shares at an average price per share of $17.21 for a total cost of approximately $5.7 million.

•
Our Board of Directors declared a dividend of $0.50 per share for the second quarter of 2016, equating to an annualized dividend yield of 11.5% based on the August 3, 2016 closing price of $17.39; dividends are paid quarterly in arrears.

Second Quarter 2016 Results
"For the second quarter of 2016, EFC had net income of $5.0 million or $0.15 per share, including the full impact of mark-to-market adjustments," said Laurence Penn, Chief Executive Officer and President. "Our assets continued to perform well during the quarter in both our Credit strategy and our Agency strategy, and we continue to be pleased by the growth and performance of our loan portfolios, especially under our flow purchase agreements. Consumer loans remain a key growth area for us, and this portfolio continues to perform very well, in line with our models’ forecasts. We are also seeing exciting opportunities in non-performing loans -- both residential and commercial. We believe that our high-yielding and growing loan portfolio, coupled with our securities portfolio offering not only yield but also the potential for trading gains, together represent a powerful combination for earnings potential.
"Since the majority of our credit hedges continue to be concentrated primarily in short positions in high yield corporate bond indices, the continued credit spread tightening in high yield corporate bonds dampened the positive performance of the asset side of our portfolio. While the dislocations following the surprise Brexit vote initially gave our portfolio a boost in the form of widening corporate credit spreads, this quickly reversed as the prospect of coordinated central bank easing led investors back into credit products.
"So far in the third quarter, positive performance on the asset side of portfolio has continued to be dampened by the performance of our short positions in high yield corporate bond indices, as these indices continued to rally strongly in July. Nevertheless, we believe that much of the recent outperformance of many credit-sensitive sectors has been technically driven rather than fundamental in nature, and as a result we believe that maintenance of credit hedges is prudent. Maintaining a disciplined hedging strategy is a core tenet of our business and has served us well over many market cycles. Of course, we are continually re-evaluating both the extent to which we hedge credit, as well as the particular instruments that we use to hedge credit.
"In light of the discount to book value that our shares have traded, we have continued to repurchase our shares in the open market. However, given the recent improvement in the price of our shares relative to our book value, we have recently reduced the pace of our repurchases."
Market Overview
Over the first two months of the second quarter, interest rates generally trended slightly higher and volatility declined. However, during the month of June, as a result of the United Kingdom's vote to leave the European Union, or the "Brexit" vote, and the ensuing concerns around its ultimate impact on the global economy, interest rates sharply reversed course and dropped dramatically. Market participants were generally caught off guard with respect to the outcome of the vote which, in turn, fueled demand for U.S. Treasury and other safe haven securities, such as Agency RMBS. The relative yields and liquidity of these instruments increased what had been already high investor demand for them. For most credit-sensitive assets, such as non-

Agency RMBS and high-yield corporate credit, yield spreads initially widened in reaction to the Brexit vote. However, this widening was short-lived, as investors were emboldened by the quick response from a number of major central banks indicating that global central bank monetary policy would continue to be highly accommodative in the face of Brexit-related uncertainty. Sharply lower yields on safe haven securities also pushed many global investors to add to their credit-sensitive portfolios. As a result of these factors, credit spreads generally ended the quarter tighter than where they had begun the quarter, although some credit-sensitive sectors, such as CMBS, experienced some degree of net widening for the quarter.
Since its December 2015 initial increase in the target range for the federal funds rate, which followed a long period of monetary policy easing actions, the Federal Reserve has not announced any additional interest rate increases. Concerns around a global economic slowdown, as well as mixed data regarding the state of the U.S. economy, have led the Federal Reserve to delay the timing and expected pace of increases in the target range. However, as market developments occur, speculation about when the Federal Reserve will resume its plan to increase rates continues to be a significant factor in the volatility and direction of interest rates.
The yield curve flattened significantly over the course of the second quarter, as the 10-year U.S. Treasury yield fell 30 basis points to 1.47%, while the 2-year U.S. Treasury yield fell 14 basis points to 0.58%. All of the yield declines, and most of the yield curve flattening, were concentrated in last week of June following the Brexit vote. The average rate for a fixed rate 30-year conventional mortgage fell 23 basis points over the course of the quarter, and ended the quarter at 3.48%, its lowest level since May 2013. In addition, the Mortgage Bankers Association US Refinancing Index, a metric that tracks the volume of mortgage loan applications that have been submitted to lenders, increased sharply around quarter end, indicating an increase in refinancing activity.
Credit
Our Credit strategy generated gross income of $6.8 million for the second quarter, or $0.20 per share. This strategy includes non-Agency RMBS; CMBS; performing, sub-performing, and non-performing residential and commercial mortgage loans; consumer loans; CLOs; investments in mortgage-related entities; distressed corporate debt and equity; interest rate hedges; credit hedges (including relative value trades involving credit hedging instruments); and our equities strategy. Our second quarter results from our Credit strategy were primarily driven by interest income and other income and net realized and unrealized gains, partially offset by losses on our net credit hedges and other activities, net interest rate hedges, other investment related expenses, and interest expense. During the second quarter, we turned over approximately 9% of our Credit bond portfolio, as measured by sales, excluding paydowns. Active portfolio trading is a key component of our strategy, and we trade our bond portfolio not only for the generation of total return, but also to enhance the composition of our portfolio. While our long securities and loan portfolios performed well over the second quarter, losses from our credit hedges and interest rate hedges depressed our overall results. As of June 30, 2016, our total long Credit portfolio (excluding derivatives) was $570.5 million, as compared to $600.3 million as of March 31, 2016. Over the course of the second quarter, and continuing recent trends, we net sold non-Agency RMBS but increased our investments in consumer loans and non-QM residential mortgage loans. Our consumer loan strategy, our commercial mortgage strategy, our residential mortgage loan strategy, our RMBS and CMBS, our distressed corporate debt/equity, and our investments in private mortgage related entities each contributed positively to our results for the quarter, while our credit hedges (including relative value trades involving credit hedging instruments) and interest rate hedges served as a drag on our results. As we continue to focus on growth in our loan portfolio, we have reduced our positions in certain other strategies such as distressed debt.
Non-Agency RMBS performed well during the second quarter, despite uncertainty and credit spread volatility brought on by the Brexit vote. As the case has been for some time, the fundamentals underlying non-Agency RMBS, led by a stable housing market, continue to be strong. Included in our non-Agency RMBS results for the quarter were strong net carry, appreciation from our held positions, and net realized gains from positions sold. We net sold non-Agency RMBS during the second quarter, mainly in order to redeploy the net proceeds into our other targeted Credit assets. While our non-Agency RMBS portfolio currently represents a much smaller portion of our total Credit portfolio than it ever has, it continues to be a core segment of our overall portfolio. We intend to continue to opportunistically increase and decrease the size of this portfolio as market conditions vary. As of June 30, 2016, our investments in U.S. non-Agency RMBS totaled $152.2 million as compared to $182.4 million as of March 31, 2016.
Our credit hedges are currently primarily in the form of credit default swaps, or "CDS," on high-yield corporate bond indices, as well as tranches and options on these indices, and we opportunistically overlay these positions with certain relative value long/short positions involving the same or similar instruments. High-yield corporate credit spreads tightened on a quarter-over-quarter basis. While these spreads had widened immediately following the Brexit vote in late June, they generally fully recovered within just a few days, and closed the quarter near the year-to-date highs. For the second quarter, the Markit CDX North American High Yield 5-year Index had a total return of 1.83%, or 7.52% annualized. The net tightening in high-yield corporate bond index spreads over the course of the quarter led to net losses on our credit hedges. We also had net losses on our interest rate hedges, as interest rates declined over the course of the quarter. Our interest rate hedges are principally in the form of interest rate swaps and, to a lesser extent, Eurodollar and U.S. Treasury futures. We had net gains on our foreign currency hedges, which offset foreign currency related transaction and translation losses from our holdings denominated in euros and British pounds. We continue to believe that the credit-sensitive sectors of the fixed income markets remain vulnerable to potential yield spread widening, and so we intend to continue to hedge credit risk in our portfolio using a variety of hedging instruments. We believe that our publicly traded partnership structure affords us valuable flexibility, especially with respect to our ability to reduce exposures nimbly through hedging both credit and interest rate risks. At the same time, we believe that any additional substantial yield spread widening will lead to attractive opportunities for us, especially given the many diverse sectors in which we are active.
Yield spreads for CMBS were volatile during the second quarter. In the early part of the quarter, yield spreads generally tightened amidst strong investor demand, only to widen in the latter part of the quarter, following the Brexit vote and a decline in crude oil prices. The CMBS new issue credit curve steepened over the course of the quarter, as yield spreads on higher rated tranches of CMBS tightened while those on lower rated tranches widened. Our CMBS portfolio continues to be comprised entirely of new issue "B-pieces" that we purchased at original issuance. B-pieces are the most subordinated (and therefore the highest yielding and riskiest) CMBS tranches. By purchasing new issue B-pieces, we believe that we are often able to effectively "manufacture" our risk more efficiently than what is generally available in the secondary market, and to better target the collateral profiles and structures we prefer. Recent CMBS yield spread volatility has reduced the pace of conduit commercial mortgage loan originations, and this led to lower CMBS conduit issuance in the first half of 2016. Conduit new issue volume in the first half of 2016 was $18.5 billion, or 38% lower than the first half of 2015. Our CMBS strategy performed well during the second quarter. We had positive net carry on our securities held, and we had net gains on our CMBX positions. As of June 30, 2016, our U.S. CMBS bond portfolio was relatively unchanged at $27.0 million, as compared to $27.2 million as of March 31, 2016.
As of June 30, 2016, our portfolio of small balance commercial mortgage loans included 20 loans and one real estate owned, or "REO," property with an aggregate value of $51.3 million; by comparison as of March 31, 2016 this portfolio included 23 loans and five REO properties with an aggregate value of $75.4 million. We had a modest profit in our small balance commercial mortgage loan portfolio in the second quarter. The number and aggregate value of loans held, as well as the income generated by our loans, may fluctuate significantly from period to period, especially as loans are resolved or sold. During the first quarter, we executed a two-year financing arrangement with a large financial institution for a subset of our small balance commercial mortgage loan portfolio, and as of June 30, 2016 and March 31, 2016 we had $13.0 million and $23.2 million, respectively in borrowings outstanding under this facility. We believe that volumes in this sector will accelerate as recent market turmoil may make it more difficult for certain commercial mortgage borrowers to refinance their loans at maturity.
Leading up to the Brexit vote, the European MBS/ABS and CLO sectors were generally characterized by an ongoing rally that had begun in mid-February. However, following the vote, these sectors reversed course and declined in light of concerns around the British economy in particular and the European economy more generally. The ongoing lack of liquidity provided by the dealer community remains a significant concern in these sectors, and this also contributed to the decline in the latter part of the quarter. We believe that this lack of liquidity has caused many market participants to remain sidelined, preferring to wait for the new issue market to provide attractive investment opportunities. While we continue to be active in European MBS, we are currently more focused on the European non-performing loan market. When we acquire assets in this market, they are typically in securitized form. We believe that non-performing loans in certain select markets, such as in Spain and Portugal, will continue to present attractive opportunities, and we are actively pursuing additional opportunities in these and other areas. As of June 30, 2016, our investments in European non-dollar denominated assets totaled $67.5 million, as compared to $70.3 million as of March 31, 2016. As of June 30, 2016 our total holdings of European non-dollar denominated assets included $39.1 million in RMBS, $7.9 million in CMBS, $17.8 million in CLOs, $2.5 million in ABS, and $0.2 million in distressed corporate debt. As of March 31, 2016 our total holdings of European non-dollar denominated assets included $41.3 million in RMBS, $8.2 million in CMBS, $17.7 million in CLOs, $2.8 million in ABS, and $0.3 million in distressed corporate debt. These assets include securities denominated in British pounds as well as in euros.
We remain active in non-performing and sub-performing U.S. residential mortgage loans, or "residential NPLs." During the second quarter, widely-distributed offerings of residential NPLs totaled approximately $7.2 billion, up significantly from approximately $4.8 billion in the first quarter of 2016. Offering volumes continue to be dominated by the U.S. Department of Housing and Urban Development, or "HUD," the Government Sponsored Enterprises, or "GSEs," and large banks. Fannie Mae has emerged as the largest government-related participant, having ramped up its sales program materially since inception only one year ago. The market for large residential NPL pools has remained highly concentrated, with the great majority having traded to only a handful of large players who typically securitize the NPLs that they purchase. As a result, we have continued to focus our acquisitions on smaller, less-competitively-bid, and more attractively-priced mixed legacy pools sourced from motivated sellers. Our residential NPL portfolio performed well during the second quarter, and included net realized gains from the resolution and sale of certain loans. As of June 30, 2016, we held $9.5 million in residential NPLs and related foreclosure property, as compared to $14.8 million as of March 31, 2016. While our portfolio declined in size in the second quarter, we expect to see additional opportunities to invest in this sector over the near-term.
During the second quarter, under flow agreements with multiple originators, we continued to add to our consumer loan portfolio, which primarily consists of unsecured loans, but also includes auto loans. Our U.S. consumer loan and ABS portfolio performed well in the second quarter, although this was somewhat offset by a small loss on our credit hedges. We expect the contribution from our consumer loan portfolio to continue to increase as the portfolio grows. We are currently purchasing consumer loans under multiple flow agreements, and we continue to evaluate new opportunities in the space. We expect that most of the near-to-medium-term growth in our portfolio will come from increased flow from our existing partnerships (as opposed to flow from new agreements with new originators), especially as we continue to be pleased with the collateral characteristics and performance of the loans sourced through these existing partnerships. We are financing most of our consumer loan portfolio through reverse repurchase agreements with a large financial institution. As of June 30, 2016, our investments in U.S. consumer loans and ABS totaled $151.9 million, as compared to $141.0 million as of March 31, 2016. Loan performance to date in our consumer loan and ABS business has been in line with our expectations, and the growth of the business has exceeded our expectations. Over the near to medium term, and as our portfolio grows, we expect to begin permanently financing many of our investments through the securitization market.
The pace of our non-QM loan purchases continued to accelerate in the second quarter, and we expect that our investments in non-QM loans will continue to grow meaningfully over the medium to longer term. As of June 30, 2016, our non-QM mortgage loans totaled $39.4 million as compared to $23.6 million as of March 31, 2016. To date, loan performance has been excellent, and the number of states where our origination partner is producing loans for us has increased according to expectations. We finance certain of our non-QM loans under a facility with a large financial institution.
In the distressed corporate debt markets, the second quarter of 2016 was characterized by a broad rally in leveraged loans and high yield bonds. This rally led to a meaningful rebound in the market prices of some of the more stressed/distressed names in our portfolio that had previously experienced declines. During the second quarter, we net sold certain of our distressed debt and related equity positions, capturing net gains as prices rallied. We have remained cautious by keeping our distressed book small and focusing on senior secured leveraged loans. We have also opportunistically established short positions in energy related companies where we deemed it prudent. During the second quarter, our distressed corporate debt portfolio, including credit hedges, performed well. As of June 30, 2016, our net long holdings of distressed corporate debt, including related equity and the underlying value of loans acquired through total return swap contracts, totaled $48.3 million, as compared to $63.2 million as of March 31, 2016.
Within our U.S. CLO portfolio, we have historically focused on the legacy sector, where we have found opportunities in both mezzanine and equity tranches. We have focused our efforts on identifying those securities that we believe have experienced yield spread widening for liquidity reasons as opposed to fundamental reasons. During the second quarter, our U.S. CLO portfolio, net of hedges, generated a modest profit and the size of the portfolio declined to $15.3 million as of June 30, 2016, from $16.7 million as of March 31, 2016.
Agency
Our Agency strategy generated gross income of $3.2 million, or $0.10 per share, during the second quarter of 2016. Over the course of the quarter, net carry and net realized and unrealized gains on our Agency RMBS were partially offset by net losses from our interest rate hedges and other activities. Both prices and pay-ups increased on our specified pools during the period.
Consistent with past quarters, as of June 30, 2016, our Agency RMBS were principally comprised of "specified pools." Specified pools are fixed rate Agency pools with special characteristics, such as pools comprised of low loan balance mortgages, pools comprised of mortgages backed by investor properties, pools containing mortgages originated through the government-sponsored "Making Homes Affordable" refinancing programs, and pools containing mortgages with various other characteristics. Our Agency strategy also includes RMBS which are backed by ARMs or Hybrid ARMs, and reverse mortgages; and CMOs, including IOs, POs and IIOs. Our Agency strategy also includes interest rate hedges for our Agency RMBS, as well as certain relative value trading positions in interest rate-related and TBA-related instruments.
Prices of Agency RMBS increased over the course of the second quarter, and yield spreads on Agency RMBS relative to interest rate swaps and U.S. Treasury securities were relatively stable. While the 10-year interest rate swap spread to U.S. Treasury securities continued to be negative at the end of the second quarter, it was negative 11 basis points, or 2 basis points less negative than at March 31, 2016, finally reversing its tightening trend of the last several quarters. Since a significant portion of our interest rate hedging portfolio is comprised of interest rate swaps, this positively impacted our results for the quarter. In addition, pay-ups on specified pools increased as prepayment protection became more valuable in light of lower interest rates and expected increases in prepayment rates. Performance of specified pools meaningfully augmented our results for the second quarter.
Specifically, for the quarter ended June 30, 2016, we had total net realized and unrealized gains of $6.2 million, or $0.18 per share, on our aggregate Agency RMBS portfolio, while we had total net realized and unrealized losses of $(6.8) million, or $(0.20) per share, on our interest rate hedges and other activities. Over the course of the second quarter, average pay-ups on our specified pools increased to 1.05% as of June 30, 2016, from 0.88% as of March 31, 2016. Pay-ups are price premiums for specified pools relative to their TBA counterparts. We actively traded our Agency RMBS portfolio during the second quarter in order to take advantage of volatility and to harvest modest gains. Our portfolio turnover for the quarter was 17% (as measured by sales and excluding paydowns), and we captured net realized gains of $1.6 million, excluding interest rate hedges.
During the second quarter, we continued to use short positions in TBAs to hedge interest rate risk, and these positions generated net losses as interest rates fell. However, TBAs generally underperformed specified pools, which benefited our results for the quarter because we hold a net short position in TBAs against a long position in specified pools. TBAs primarily underperformed specified pools as a result of increased investor demand for pools with better prepayment protection in a lower interest rate environment. Also contributing to TBA underperformance was a material weakening in dollar rolls, which was driven by both the increase in prepayment speeds and the slowly shrinking presence of the Federal Reserve in the market. As trading volumes for specified pools expand, and to the extent prepayments remain elevated, we believe that the underperformance of generic pools relative to specified pools will persist.
As of June 30, 2016, our long Agency RMBS portfolio was $849.7 million, down from $936.8 million as of March 31, 2016. During the second quarter, we continued to focus our Agency RMBS purchasing activity primarily on specified pools, especially those with higher coupons. As of June 30, 2016, the weighted average coupon on our fixed rate specified pools was 4.05%. Our Agency RMBS portfolio also includes small allocations to Agency reverse mortgage pass-throughs, Agency ARMs and Agency IOs. Reverse mortgage pools tightened throughout the second quarter, largely in response to lower prepayment speeds, which were primarily the result of the anti-churning guidelines issued last October by the National Reverse Mortgage Lenders' Association. We believe that there remains a heightened risk of substantial interest rate and prepayment volatility in the near term, thus reinforcing the importance of our ability to hedge our Agency RMBS portfolio using a variety of tools, including TBAs.
Our net Agency premium as a percentage of our long Agency RMBS holdings is one metric that we use to measure our overall prepayment risk. Net Agency premium represents the total premium (excess of market value over outstanding principal balance) on long Agency RMBS holdings less the total premium on related net short (TBA) Agency RMBS positions. The net short TBA position related to our long Agency RMBS had a notional value of $348.2 million and a fair value of $375.2 million as of June 30, 2016, and a notional value of $342.4 million and a fair value of $368.6 million as of March 31, 2016. The lower our net Agency premium, the less we believe that we are exposed to market-wide increases in Agency RMBS prepayments. As of June 30, 2016 and March 31, 2016, our net Agency premium as a percentage of fair value on long Agency RMBS holdings was approximately 4.7% and 4.5%, respectively. Excluding TBA positions used to hedge our long Agency RMBS portfolio, our Agency premium as a percentage of fair value was approximately 8.0% and 7.4% as of June 30, 2016 and March 31, 2016, respectively. These percentages may fluctuate from period to period based on market factors, including interest rates and mortgage rates, as well as, with respect to the net percentages, the degree to which we hedge prepayment risk with short TBAs. We believe that our focus on purchasing pools with specific prepayment characteristics provides a measure of protection against prepayments.
Financial Results
We prepare our financial statements in accordance with ASC 946, Financial Services—Investment Companies. As a result, our investments are carried at fair value and all valuation changes are recorded in the Consolidated Statement of Operations.
We also measure our performance based on our diluted net-asset-value-based total return, which measures the change in our diluted book value per share and assumes the reinvestment of dividends at diluted book value per share and the conversion of all convertible units into common shares at their issuance dates. Diluted net-asset-value-based total return was 0.84% for the quarter ended June 30, 2016. Based on our diluted net-asset-value-based total return of 156.0% from our inception (August 17, 2007) through June 30, 2016, our annualized inception-to-date diluted net-asset-value-based total return was 11.2% as of June 30, 2016.

The following table summarizes our operating results for the quarters ended June 30, 2016 and March 31, 2016 and the six month period ended June 30, 2016:

	Quarter Ended June 30, 2016	Per Share	% of Average Equity	Quarter Ended March 31, 2016	Per Share	% of Average Equity	Six Month Period Ended June 30, 2016	Per Share	% of Average Equity
(In thousands, except per share amounts)
Credit:
Interest income and other income	$14,113	$0.42	2.05%	$13,571	$0.40	1.88%	$27,684	$0.82	3.83%
Net realized gain (loss)	4,884	0.15	0.71%	2,681	0.08	0.37%	7,565	0.23	1.05%
Change in net unrealized gain (loss)	(4,043)	(0.12)	(0.59)%	(8,041)	(0.24)	(1.11)%	(12,084)	(0.36)	(1.67)%
Net interest rate hedges(1)	(664)	(0.02)	(0.10)%	(2,016)	(0.06)	(0.28)%	(2,680)	(0.08)	(0.37)%
Net credit hedges and other activities(2)	(3,290)	(0.10)	(0.48)%	(20,793)	(0.62)	(2.88)%	(24,083)	(0.71)	(3.33)%
Interest expense	(2,214)	(0.07)	(0.32)%	(1,682)	(0.05)	(0.23)%	(3,896)	(0.12)	(0.54)%
Other investment related expenses	(1,945)	(0.06)	(0.28)%	(1,627)	(0.05)	(0.23)%	(3,572)	(0.11)	(0.50)%
Total Credit profit (loss)	6,841	0.20	0.99%	(17,907)	(0.54)	(2.48)%	(11,066)	(0.33)	(1.53)%
Agency RMBS:
Interest income	5,322	0.16	0.78%	7,556	0.22	1.05%	12,878	0.38	1.78%
Net realized gain (loss)	1,570	0.04	0.23%	1,252	0.04	0.17%	2,822	0.08	0.39%
Change in net unrealized gain (loss)	4,611	0.14	0.67%	9,361	0.28	1.30%	13,972	0.42	1.93%
Net interest rate hedges and other activities(1)	(6,815)	(0.20)	(0.99)%	(16,950)	(0.50)	(2.35)%	(23,765)	(0.70)	(3.29)%
Interest expense	(1,499)	(0.04)	(0.22)%	(1,427)	(0.04)	(0.20)%	(2,926)	(0.09)	(0.40)%
Total Agency RMBS profit (loss)	3,189	0.10	0.47%	(208)	—	(0.03)%	2,981	0.09	0.41%
Total Credit and Agency RMBS profit (loss)	10,030	0.30	1.46%	(18,115)	(0.54)	(2.51)%	(8,085)	(0.24)	(1.12)%
Other interest income (expense), net	41	—	0.01%	(15)	—	0.00%	26	—	0.00%
Other expenses	(5,069)	(0.15)	(0.74)%	(5,056)	(0.15)	(0.70)%	(10,125)	(0.30)	(1.40)%
Net increase (decrease) in equity resulting from operations	$5,002	$0.15	0.73%	$(23,186)	$(0.69)	(3.21)%	$(18,184)	$(0.54)	(2.52)%
Less: Net increase in equity resulting from operations attributable to non-controlling interests	17			14			31
Net increase (decrease) in shareholders' equity resulting from operations(6)	$4,985	$0.15	0.73%	$(23,200)	$(0.69)	(3.24)%	$(18,215)	$(0.54)	(2.60)%
Weighted average shares and convertible units(3) outstanding	33,502			33,746			33,624
Average equity (includes non-controlling interests)(4)	$687,784			$722,402			$722,468
Weighted average shares and LTIP units outstanding(5)	33,290			33,534			33,412
Average shareholders' equity (excludes non-controlling interests)(4)	$682,466			$715,845			$700,557

(1)	Includes TBAs and U.S. Treasuries, if applicable.

(2)	Includes equity and other relative value trading strategies and related hedges.

(3)	Convertible units include Operating Partnership units attributable to non-controlling interests and LTIP units.

(4)	Average equity and average shareholders' equity are calculated using month end values.

(5)	Excludes Operating Partnership units attributable to non-controlling interests.

(6)
Per share information is calculated using weighted average shares and LTIP units outstanding. Percentage of average equity is calculated using average shareholders' equity, which excludes non-controlling interests.

Portfolio
The following tables summarize our portfolio holdings as of June 30, 2016 and March 31, 2016:
Investment Portfolio

	June 30, 2016					March 31, 2016
(In thousands)	Current Principal	Fair Value	Average Price(1)	Cost	Average Cost(1)	Current Principal	Fair Value	Average Price(1)	Cost	Average Cost(1)
Non-Agency RMBS and Residential Mortgage Loans	$385,332	$233,231	$60.53	$231,724	$60.14	$423,512	$254,537	$60.10	$250,451	$59.14

Non-Agency CMBS and Commercial Mortgage Loans	161,812	81,568	50.41	89,746	55.46	168,971	88,819	52.56	95,480	56.51
ABS and Consumer Loans	175,320	175,056	99.85	177,942	101.50	167,292	166,555	99.56	168,194	100.54
Total Non-Agency MBS, Mortgage loans, and ABS and Consumer Loans(2)	722,464	489,855	67.80	499,412	69.13	759,775	509,911	67.11	514,125	67.67
Agency RMBS:
Floating	14,284	15,080	105.57	14,911	104.39	15,487	16,316	105.35	16,265	105.02
Fixed	688,728	747,771	108.57	732,384	106.34	770,443	831,233	107.89	819,643	106.39
Reverse Mortgages	59,814	66,358	110.94	65,130	108.89	60,897	66,899	109.85	66,500	109.20
Total Agency RMBS(3)	762,826	829,209	108.70	812,425	106.50	846,827	914,448	107.99	902,408	106.56
Total Non-Agency and Agency MBS, Mortgage loans, and ABS and Consumer Loans(2)(3)	1,485,290	1,319,064	88.81	1,311,837	88.32	1,606,602	1,424,359	88.66	1,416,533	88.17
Agency Interest Only RMBS	n/a	20,506	n/a	22,504	n/a	n/a	22,306	n/a	24,171	n/a
Non-Agency Interest Only and Principal Only MBS and Other(4)	n/a	20,048	n/a	23,239	n/a	n/a	19,368	n/a	23,352	n/a
TBAs:
Long	153,018	161,619	105.62	160,874	105.13	71,245	74,886	105.11	74,491	104.56
Short	(455,613)	(488,151)	107.14	(486,569)	106.79	(535,080)	(571,063)	106.72	(569,273)	106.39
Net Short TBAs	(302,595)	(326,532)	107.91	(325,695)	107.63	(463,835)	(496,177)	106.97	(494,782)	106.67
Long U.S. Treasury Securities	371	374	100.78	372	100.32	13,975	13,672	97.83	13,465	96.35
Short U.S. Treasury Securities	(30,028)	(30,856)	102.76	(30,101)	100.24	(71,327)	(72,071)	101.04	(70,785)	99.24
Short European Sovereign Bonds	(54,785)	(56,470)	103.08	(57,455)	104.87	(56,281)	(57,727)	102.57	(57,510)	102.18
Repurchase Agreements	116,003	116,003	100.00	116,985	100.85	127,468	127,468	100.00	126,867	99.53
Long Corporate Debt	75,630	36,974	48.89	46,834	61.92	64,811	24,552	37.88	36,285	55.99
Short Corporate Debt	(10,654)	(9,947)	93.37	(9,616)	90.27	(3,141)	(3,029)	96.44	(3,008)	95.77
Non-Exchange Traded Preferred and Common Equity Investment in Mortgage-Related Entities	n/a	8,525	n/a	8,835	n/a	n/a	14,988	n/a	16,063	n/a
Non-Exchange Traded Corporate Equity	n/a	10,893	n/a	11,625	n/a	n/a	9,611	n/a	10,274	n/a
Short Common Stock	n/a	(30,913)	n/a	(30,015)	n/a	n/a	(8,238)	n/a	(7,827)	n/a
Real Estate Owned	n/a	4,162	n/a	4,225	n/a	n/a	21,843	n/a	20,156	n/a
Total		$1,081,831		$1,093,574			$1,040,925		$1,053,254

(1)	Represents the dollar amount, per $100 of current principal, of the price or cost for the security.

(2)	Excludes non-Agency Interest Only and Principal Only MBS and Other.

(3)	Excludes Agency Interest Only RMBS.

(4)	Other includes equity tranches of CLOs, non-Agency residual MBS, and similar positions.
Non-Agency RMBS and CMBS are generally securitized in senior/subordinated structures, or in excess spread/over-collateralization structures. Disregarding TBAs, Agency RMBS consist primarily of whole-pool pass through certificates. We actively invest in the TBA market. TBAs are forward-settling Agency RMBS where the mortgage pass-through certificates to be delivered are "To-Be-Announced." Given that we use TBAs primarily to hedge the risk of rising interest rates on our long holdings, we generally carry a net short TBA position.

Derivatives Portfolio(1)

	June 30, 2016		March 31, 2016
(In thousands)	Notional Value	Fair Value	Notional Value	Fair Value
Mortgage-Related Derivatives:
Long CDS on RMBS and CMBS Indices	$32,753	$(5,817)	$8,958	$(1,276)
Short CDS on RMBS and CMBS Indices	(140,273)	24,565	(146,886)	21,257
Short CDS on Individual RMBS	(11,372)	5,834	(11,813)	6,007
Net Mortgage-Related Derivatives	(118,892)	24,582	(149,741)	25,988
Long CDS referencing Corporate Bond Indices	696,360	100,887	806,441	139,784
Short CDS referencing Corporate Bond Indices	(1,049,181)	(35,773)	(1,315,621)	(50,612)
Long CDS on Corporate Bonds	12,457	(1,763)	3,212	(106)
Short CDS on Corporate Bonds	(28,360)	(1,376)	(13,660)	(556)
Written Put Options on CDS on Corporate Bond Indices(2)	(155,500)	(243)	(51,000)	(6)
Written Call Options on CDS on Corporate Bond Indices(3)	—	—	(211,000)	(6,338)
Long Total Return Swaps on Corporate Equities(4)	—	—	21,277	—
Short Total Return Swaps on Corporate Equities(4)	(78,839)	(2)	(31,491)	(1)
Long Total Return Swaps on Corporate Debt(5)	29,361	(192)	53,019	400
Short Total Return Swap on Corporate Bond Indices(6)	—	—	(13,062)	(129)
Interest Rate Derivatives:
Long Interest Rate Swaps	527,824	13,929	497,180	17,298
Short Interest Rate Swaps	(949,730)	(22,856)	(899,859)	(18,462)
Long U.S. Treasury Note Futures(7)	2,000	2	16,800	2
Long Eurodollar Futures(8)	11,000	4	22,000	(2)
Short Eurodollar Futures(8)	(266,000)	(353)	(366,000)	(297)
Short U.S. Treasury Bond and Note Futures(9)	(1,600)	(3)	(9,100)	(72)
Purchased Payer Swaptions	—	—	162,000	(96)
Written Payer Swaptions	—	—	(49,100)	102
Interest Rate Caps	23,200	1	23,200	1
Total Net Interest Rate Derivatives		(9,276)		(1,526)
Other Derivatives:
Short Foreign Currency Forwards(10)	(74,782)	1,578	(83,820)	(1,922)
Warrants(11)	1,554	100	1,554	100
Mortgage Loan Purchase Commitments(12)	2,330	8	13,570	43
Total Net Derivatives		$78,530		$105,119

(1)
In the table above, fair value of certain derivative transactions are shown on a net basis. The accompanying financial statements separate derivative transactions as either assets or liabilities. As of June 30, 2016, derivative assets and derivative liabilities were $152.6 million and $74.1 million, respectively, for a net fair value of $78.5 million, as reflected in "Total Net Derivatives" above. As of March 31, 2016, derivative assets and derivative liabilities were $190.8 million and $85.7 million, respectively, for a net fair value of $105.1 million, as reflected in "Total Net Derivatives" above.

(2)	Represents the option on the part of a counterparty to enter into a CDS on a corporate bond index whereby we would receive a fixed rate and pay credit protection payments.

(3)	Represents the option on the part of a counterparty to enter into a CDS on a corporate bond index whereby we would pay a fixed rate and receive credit protection payments.

(4)	Notional value represents number of underlying shares times the closing price of the underlying security.

(5)	Notional value represents outstanding principal balance on underlying corporate debt.

(6)	Notional value represents notional of underlying reference index times the closing price of the underlying reference index.

(7)	Notional value represents the total face amount of U.S. Treasury Notes underlying all contracts held. As of June 30, 2016 and March 31, 2016, a total of 16 and 84 contracts were held, respectively.

(8)	Every $1,000,000 in notional value represents one contract.

(9)
Notional value represents the total face amount of U.S. Treasury securities underlying all contracts held. As of June 30, 2016 and March 31, 2016, a total of 16 and 91 contracts were held, respectively.

(10)	Notional amount represents U.S. Dollars to be received by us at the maturity of the forward contract.

(11)	Notional amount represents number of warrants.

(12)	Notional amount represents principal balance of mortgage loan purchase commitments. Actual loan purchases are contingent upon successful loan closings in accordance with agreed-upon parameters.

The mix and composition of our derivative instruments may vary from period to period.
The following table summarizes, as of June 30, 2016, the estimated effects on the value of our portfolio, both overall and by category, of hypothetical, immediate, 50 basis point downward and upward parallel shifts in interest rates.

	Estimated Change in Value (1)
(In thousands)	50 Basis Point Decline in Interest Rates	50 Basis Point Increase in Interest Rates
Agency RMBS - ARM Pools	$61	$(81)
Agency RMBS - Fixed Pools and IOs	7,594	(12,143)
TBAs	(1,078)	3,437
Non-Agency RMBS, CMBS, Other ABS, and Mortgage Loans	2,712	(2,290)
Interest Rate Swaps	(7,368)	7,130
U.S. Treasury Securities	(668)	650
Eurodollar and U.S. Treasury Futures	(316)	315
Mortgage-Related Derivatives	(14)	(16)
Corporate Securities and Derivatives on Corporate Securities	(1,780)	1,801
Repurchase Agreements and Reverse Repurchase Agreements	(570)	559
	$(1,427)	$(638)

(1)
Based on the market environment as of June 30, 2016. The preceding analysis does not include sensitivities to changes in interest rates for instruments for which we believe that the effect of a change in interest rates is not material to the value of the overall portfolio and/or cannot be accurately estimated. In particular, this analysis excludes certain corporate securities and derivatives on corporate securities, and reflects only sensitivity to U.S. interest rates. Results are based on forward-looking models, which are inherently imperfect, and incorporate various simplifying assumptions. Therefore, the table above is for illustrative purposes only and actual changes in interest rates would likely cause changes in the actual value of our overall portfolio that would differ from those presented above and such differences might be significant and adverse.

Borrowed Funds and Liquidity
By Collateral Type

	As of June 30, 2016	For the Quarter Ended June 30, 2016		As of March 31, 2016	For the Quarter Ended March 31, 2016
Collateral for Borrowing	Outstanding Borrowings	Average Borrowings	Average Cost of Funds	Outstanding Borrowings	Average Borrowings	Average Cost of Funds
(In thousands)
Credit	$267,222	$283,775	3.14%	$264,880	$265,510	2.52%
Agency RMBS	815,774	850,986	0.71%	893,758	896,475	0.64%
Total Excluding U.S. Treasury Securities	1,082,996	1,134,761	1.32%	1,158,638	1,161,985	1.07%
U.S. Treasury Securities	143	9,280	0.28%	13,664	20,397	0.20%
Total	$1,083,139	$1,144,041	1.31%	$1,172,302	$1,182,382	1.06%
Leverage Ratio (1)	1.59:1			1.69:1
Leverage Ratio Excluding U.S. Treasury Securities (1)	1.59:1			1.67:1

(1)	The leverage ratio does not account for liabilities other than debt financings. Our debt financings consist of reverse repurchase agreements ("reverse repos") and securitized debt.
The increase in our average cost of funds for our Credit portfolio was primarily the result of a shift in the mix of our borrowings, as more of our Credit-related borrowings now relate to our loan portfolios; also included in the cost of funds for our Credit portfolio was 22 basis points (annualized) of amortization expenses during the second quarter related to certain financing facility set-up costs. Nevertheless, borrowing rates for each of our various asset classes were relatively stable during the three month period ended June 30, 2016. Following the Brexit vote, there was a brief spike in repo rates, but they quickly recovered.
From time to time we may have outstanding reverse repos on our positions in long U.S. Treasury securities. As of June 30, 2016 and March 31, 2016 we had $0.1 million and $13.7 million, respectively, of outstanding borrowings related to long U.S.

Treasury securities. Our leverage ratio, excluding U.S. Treasury securities, decreased to 1.59:1 as of June 30, 2016, as compared to 1.67:1 as of March 31, 2016. Our leverage ratio may fluctuate period over period based on portfolio management decisions, market conditions, and the timing of security purchase and sale transactions.
Reverse Repurchase Agreements By Remaining Maturity (1)

(In thousands)	As of June 30, 2016		As of March 31, 2016
Remaining Maturity (2)	Outstanding Borrowings	% of Borrowings	Outstanding Borrowings	% of Borrowings
30 Days or Less	$380,990	35.6%	$453,151	39.4%
31-60 Days	272,586	25.5%	339,016	29.5%
61-90 Days	272,479	25.5%	207,773	18.1%
91-120 Days	4,518	0.4%	2,478	0.2%
121-150 Days	9,669	0.9%	—	—%
151-180 Days	12,021	1.1%	38,986	3.4%
181-360 Days	85,671	8.0%	61,114	5.3%
> 360 Days	32,171	3.0%	46,546	4.1%
	$1,070,105	100.0%	$1,149,064	100.0%

(1)
Reverse repos involving underlying investments that we had sold prior to the applicable period end for settlement following the applicable period end, are shown using their original maturity dates even though such reverse repos may be expected to be terminated early upon settlement of the sale of the underlying investment. Not included are any reverse repos that we may have entered into prior to the applicable period end for which delivery of the borrowed funds is not scheduled until after the applicable period end.

(2)
Remaining maturity for a reverse repo is based on the contractual maturity date in effect as of the applicable period end. Some reverse repos have floating interest rates, which may reset before maturity.

The majority of our borrowed funds are in the form of reverse repos. The weighted average remaining term on our reverse repos as of June 30, 2016 decreased slightly to 78 days from 79 days as of March 31, 2016. In addition to borrowings under reverse repos, as of June 30, 2016 and March 31, 2016 we had outstanding securitized debt of $13.0 million and $23.2 million, respectively, related to certain of our commercial mortgage loans and REO; this debt amortizes until its maturity in March 2018.
Our borrowings outstanding under reverse repos were with a total of twenty counterparties as of June 30, 2016. As of June 30, 2016, we held liquid assets in the form of cash and cash equivalents in the amount of $140.4 million.
Other
Our expense ratio, which we define as our annualized base management fee and other operating expenses, but excluding interest expense, other investment related expenses, and incentive fees, over average equity, was 3.0% for the quarter ended June 30, 2016 and 2.8% for the quarter ended March 31, 2016. The increase in our expense ratio was principally due to a quarter-over-quarter decline in our average total equity. We did not incur incentive fee expense for either the second or first quarters of 2016.
Dividends
On August 1, 2016, our Board of Directors declared a dividend of $0.50 per share for the second quarter of 2016, payable on September 15, 2016 to shareholders of record on September 1, 2016. We expect to continue to recommend quarterly dividends of $0.50 per share until conditions warrant otherwise. The declaration and amount of future dividends remain in the discretion of the Board of Directors. Our dividends are paid on a quarterly basis, in arrears.
Share Repurchase Program
On August 3, 2015, our Board of Directors approved the adoption of a share repurchase program under which we are authorized to repurchase up to 1.7 million common shares. The program, which is open-ended in duration, allows us to make repurchases from time to time on the open market or in negotiated transactions. Repurchases are at our discretion, subject to applicable law, share availability, price and our financial performance, among other considerations.
During the three month period ended June 30, 2016, we repurchased 219,623 shares at an average price per share of $17.26 and a total cost of $3.8 million. Following June 30, 2016 and through August 3, 2016 we repurchased an additional 113,541 shares at an average price per share of $17.12 and a total cost of $1.9 million. In addition to making discretionary repurchases during our open trading windows, we also entered into a 10b5-1 plan to maximize the number of trading days available to implement these repurchases.
Through August 3, 2016, we have repurchased 821,810 shares under the current share repurchase program, for an aggregate cost of $14.2 million.
About Ellington Financial LLC
Ellington Financial LLC is a specialty finance company that primarily acquires and manages mortgage-related assets, including residential mortgage-backed securities, residential mortgage loans, commercial mortgage-backed securities, commercial mortgage loans and other commercial real estate debt, real property, and mortgage-related derivatives. The Company also invests in corporate debt and equity securities, collateralized loan obligations, consumer loans and asset-backed securities backed by consumer and commercial assets, non-mortgage-related derivatives, and other financial assets, including private debt and equity investments in mortgage-related entities. Ellington Financial LLC is externally managed and advised by Ellington Financial Management LLC, an affiliate of Ellington Management Group, L.L.C.
Conference Call
We will host a conference call at 11:00 a.m. Eastern Time on Friday, August 5, 2016, to discuss our financial results for the quarter ended June 30, 2016. To participate in the event by telephone, please dial (877) 241-1233 at least 10 minutes prior to the start time and reference the conference passcode 50713138. International callers should dial (810) 740-4657 and reference the same passcode. The conference call will also be webcast live over the Internet and can be accessed via the "For Our Shareholders" section of our web site at www.ellingtonfinancial.com. To listen to the live webcast, please visit www.ellingtonfinancial.com at least 15 minutes prior to the start of the call to register, download, and install necessary audio software. In connection with the release of these financial results, we also posted an investor presentation, that will accompany the conference call, on its website at www.ellingtonfinancial.com under "For Our Shareholders—Presentations."
A dial-in replay of the conference call will be available on Friday, August 5, 2016, at approximately 2 p.m. Eastern Time through Friday, August 12, 2016 at approximately 11:59 p.m. Eastern Time. To access this replay, please dial (800) 585-8367 and enter the passcode 50713138. International callers should dial (404) 537-3406 and enter the same passcode. A replay of the conference call will also be archived on our web site at www.ellingtonfinancial.com.
Cautionary Statement Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve numerous risks and uncertainties. Actual results may differ from our beliefs, expectations, estimates, and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events. Forward-looking statements are not historical in nature and can be identified by words such as "believe," "expect," "anticipate," "estimate," "project," "plan," "continue," "intend," "should," "would," "could," "goal," "objective," "will," "may," "seek," or similar expressions or their negative forms, or by references to strategy, plans, or intentions. Examples of forward-looking statements in this press release include without limitation management's beliefs regarding the current economic and investment environment and our ability to implement our investment and hedging strategies, performance of our investment and hedging strategies, our exposure to prepayment risk in our Agency portfolio, statements regarding our net Agency premium, estimated effects on the fair value of our holdings of a hypothetical change in interest rates, statements regarding the drivers of our returns, our expected ongoing annualized expense ratio, and statements regarding our intended dividend policy including the amount to be recommended by management, and our share repurchase program. Our results can fluctuate from month to month and from quarter to quarter depending on a variety of factors, some of which are beyond our control and/or are difficult to predict, including, without limitation, changes in interest rates and the market value of our securities, changes in mortgage default rates and prepayment rates, our ability to borrow to finance our assets, changes in government regulations affecting our business, our ability to maintain our exclusion from registration under the Investment Company Act of 1940 and other changes in market conditions and economic trends. Furthermore, forward-looking statements are subject to risks and uncertainties, including, among other things, those described under Item 1A of the our Annual Report on Form 10-K filed on March 11, 2016 which can be accessed through our website at www.ellingtonfinancial.com or at the SEC's website (www.sec.gov). Other risks, uncertainties, and factors that could cause actual results to differ materially from those projected may be described from time to time in reports we file with the SEC, including reports on Forms 10-Q, 10-K and 8-K. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

ELLINGTON FINANCIAL LLC
CONSOLIDATED STATEMENT OF OPERATIONS
(UNAUDITED)

	Three Month Period Ended		Six Month Period Ended
(In thousands, except per share amounts)	June 30, 2016	March 31, 2016	June 30, 2016
Investment income
Interest income	$18,990	$20,427	$39,417
Other income	1,024	1,668	2,692
Total investment income	20,014	22,095	42,109
Expenses
Base management fee	2,553	2,611	5,164
Interest expense	4,234	3,468	7,702
Other investment related expenses	2,191	1,749	3,938
Other operating expenses	2,515	2,445	4,962
Total expenses	11,493	10,273	21,766
Net investment income	8,521	11,822	20,343
Net realized gain (loss) on:
Investments	1,226	(1,974)	(748)
Financial derivatives, excluding currency forwards	(2,231)	(10,054)	(12,285)
Financial derivatives—currency forwards	(972)	(332)	(1,305)
Foreign currency transactions	(354)	420	66
	(2,331)	(11,940)	(14,272)
Change in net unrealized gain (loss) on:
Investments	3,386	(4,402)	(1,016)
Financial derivatives, excluding currency forwards	(5,773)	(18,838)	(24,611)
Financial derivatives—currency forwards	3,500	(3,047)	454
Foreign currency translation	(2,301)	3,219	918
	(1,188)	(23,068)	(24,255)
Net realized and change in net unrealized gain (loss) on investments and financial derivatives	(3,519)	(35,008)	(38,527)
Net increase (decrease) in equity resulting from operations	5,002	(23,186)	(18,184)
Less: Increase in equity resulting from operations attributable to non-controlling interests	17	14	31
Net increase (decrease) in shareholders' equity resulting from operations	$4,985	$(23,200)	$(18,215)
Net increase (decrease) in shareholders' equity resulting from operations per share:
Basic and diluted	$0.15	$(0.69)	$(0.54)
Weighted average shares and LTIP units outstanding	33,290	33,534	33,412
Weighted average shares and convertible units outstanding	33,502	33,746	33,624

ELLINGTON FINANCIAL LLC
CONSOLIDATED STATEMENT OF ASSETS, LIABILITIES AND EQUITY
(UNAUDITED)

	As of
(In thousands, except share amounts)	June 30, 2016	March 31, 2016	December 31, 2015(1)
ASSETS
Cash and cash equivalents	$140,358	$142,082	$183,909
Restricted cash	3,905	4,485	4,857
Investments, financial derivatives, and repurchase agreements:
Investments, at fair value (Cost – $1,590,345, $1,634,790, and $1,672,400)	1,582,165	1,625,585	1,661,118
Financial derivatives–assets, at fair value (Net cost – $149,985, $182,182, and $163,943)	152,628	190,798	162,905
Repurchase agreements (Cost – $116,985, $126,867, and $105,329)	116,003	127,468	105,700
Total Investments, financial derivatives, and repurchase agreements	1,850,796	1,943,851	1,929,723
Due from brokers	199,125	184,973	141,605
Receivable for securities sold and financial derivatives	536,936	606,551	705,748
Interest and principal receivable	19,085	18,289	20,444
Other assets	2,886	2,664	5,269
Total assets	$2,753,091	$2,902,895	$2,991,555
LIABILITIES
Investments and financial derivatives:
Investments sold short, at fair value (Proceeds – $613,756, $708,403, and $731,048)	$616,337	$712,128	$728,747
Financial derivatives–liabilities, at fair value (Net proceeds – $43,032, $51,443, and $56,200)	74,098	85,679	60,472
Total investments and financial derivatives	690,435	797,807	789,219
Reverse repurchase agreements	1,070,105	1,149,064	1,174,189
Due to brokers	94,715	124,940	114,797
Payable for securities purchased and financial derivatives	197,164	103,376	165,365
Securitized debt (Proceeds – $13,034, $23,238, and $0)	13,034	23,238	—
Accounts payable and accrued expenses	3,055	3,771	3,626
Base management fee payable	2,553	2,611	2,773
Interest and dividends payable	2,523	2,549	1,806
Other liabilities	324	617	828
Total liabilities	2,073,908	2,207,973	2,252,603
EQUITY	679,183	694,922	738,952
TOTAL LIABILITIES AND EQUITY	$2,753,091	$2,902,895	$2,991,555
ANALYSIS OF EQUITY:
Common shares, no par value, 100,000,000 shares authorized;
(32,743,356, 32,962,979, and 33,126,012 shares issued and outstanding)	$664,109	$679,557	$722,360
Additional paid-in capital–LTIP units	9,886	9,787	9,689
Total Shareholders' Equity	673,995	689,344	732,049
Non-controlling interests	5,188	5,578	6,903
Total Equity	$679,183	$694,922	$738,952
PER SHARE INFORMATION:
Common shares, no par value	$20.58	$20.91	$22.10
DILUTED PER SHARE INFORMATION:
Common shares and convertible units, no par value (2)	$20.31	$20.63	$21.80

(1)	Derived from audited financial statements as of December 31, 2015.

(2)	Based on total equity excluding non-controlling interests not represented by instruments convertible into common shares.